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                                                                    Exhibit 23.3


May 8, 2001

Special Committee of the
Board of Directors
Chart House Enterprises, Inc.
640 N. LaSalle Street
Suite 295
Chicago, IL 60610

        Duff & Phelps, LLC hereby consents to the summarization of its written opinion dated February 19, 2001 issued to the Special Committee of the Board of Directors of Chart House Enterprises, Inc. included in the Registration Statement of Chart House Enterprises, Inc. on Form S-2 (registration number 333-57674) and to all references to our firm included in the Registration Statement.

Respectfully submitted,

/s/ Duff & Phelps, LLC
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Duff & Phelps, LLC